Exhibit 3.1

Specimen Stock Certificate Valiant Eagle, Inc. shares of Purespectrum, Inc. Common Stock 03/15/2012

The following abbreviations when used shall be construed as though they were written out in full according to the applicable laws or regulations.. TEN COM TEN ENT JT TEN UNIF GIFT MIN ACT custodian For Value Received dated, Signature Please print or typewrite name and address signature